                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 2)/1/

                           MAXWELL SHOE COMPANY INC.
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                               (Name of Issuer)

                             Class A Common Stock
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                        (Title of Class of Securities)

                                  577766 10 8
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                                (CUSIP number)


_______________

     /1/   The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              (Page 1 of 6 Pages)

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CUSIP NO.  577766 10 8                13G                    PAGE 2 OF 6 PAGES
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      NAME OF REPORTING PERSONS
 1    S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


                               Marjorie W. Blum
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

                                    U.S.A.
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                          SOLE VOTING POWER
                     5
     NUMBER OF
                                                 NONE
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                                    NONE
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                                 NONE
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                 NONE
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                       0
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                      0%
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      TYPE OF REPORTING PERSON*
12

                                IN (Individual)
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ITEM 1(a).  NAME OF ISSUER:

            Maxwell Shoe Company Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            101 Sprague Street
            P.O. Box 37
            Readville (Boston), Massachusetts  02137

ITEM 2(a).  NAME OF PERSON FILING:

            Marjorie W. Blum

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            Maxwell Shoe Company Inc.
            101 Sprague Street
            P.O. Box 37
            Readville (Boston), Massachusetts  02137

ITEM 2(c).  CITIZENSHIP:

            U.S. citizen

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Class A Common Stock, $.01 par value.

ITEM 2(e).  CUSIP NUMBER:

            577766 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), or 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

            (a)  [_] Broker or dealer registered under Section 15 of the Act,

            (b)  [_] Bank as defined in Section 3(a)(6) of the Act,

            (c)  [_] Insurance Company as defined in Section 3(a)(19) of the
                     Act,

            (d)  [_] Investment Company registered under Section 8 of the
                     Investment Company Act,

            (e)  [_] Investment Adviser registered under Section 203 of the
                     Investment Advisers Act of 1940,

                                 Page 3 of 6.

            (f)  [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

            (g)  [_] Parent Holding Company, in accordance with Rule 13d-
                     1(b)(ii)(G); see Item 7,

            (h)  [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.     OWNERSHIP.

            (a)   Amount beneficially owned:

                  None.

            (b)   Percent of class:

                  0

             (c)  Number of shares as to which such person has:

                    (i)   Sole power to vote or to direct the vote:   0

                    (ii)  Shared power to vote or to direct the vote:  0

                    (iii) Sole power to dispose or to direct the disposition
                          of:   0

                    (iv)  Shared power to dispose or to direct the disposition
                          of:     0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                                 Page 4 of 6.

     Not applicable.

ITEM 10.  CERTIFICATION.

     Not applicable.

                                 Page 5 of 6.

                                   SIGNATURE



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              Dated:  May 5, 1998

                              /s/ Marjorie W. Blum
                              ------------------------------
                              Marjorie W. Blum



                                 Page 6 of 6.